Exhibit 10.1

AGREEMENT TO WAIVE CLOSING DELIVERABLES

AGREEMENT TO WAIVE CLOSING DELIVERABLES, dated as of July 3, 2017 (the “Agreement”), by and among First Capital Real Estate Operating Partnership, L.P., a Delaware limited partnership (“Contributor”), First Capital Real Estate Trust Incorporated, a Maryland corporation, (the “Contributor Parent” and, together with Contributor, the “Contributor Parties”), FC Global Realty Operating Partnership, LLC, a Delaware limited liability company (“Acquiror”), and PhotoMedex, Inc., a Nevada corporation (“Acquiror Parent” and, together with Acquiror, the “Acquiror Parties”). Each of the Contributor Parties and each of the Acquiror Parties is referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A.                The Parties entered onto that certain Interest Contribution Agreement, dated as of March 31, 2017, as supplemented by that certain Agreement to Waive Closing Deliverables, dated May 17, 2017 (collectively, the “Contribution Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Contribution Agreement.

B.                 Under the Contribution Agreement, in a Mandatory Entity Interest Closing to take place no later than December 31, 2017, the Contributor Parties were to contribute to the Acquiror their 100% ownership interest in Amarillo, a private hotel that is currently undergoing renovations to convert to a Wyndham Garden Hotel, located in Amarillo, Texas, which has an appraised value of approximately $16 million and an outstanding loan of approximately $10.6 million. The Mandatory Contribution Conditions specified in Section 9.2(e)(ii) of the Contribution Agreement, among other Mandatory Entity Interest Closing conditions, were required to be met by the Contributor Parties before contributing Amarillo to the Acquiror, including the resolution of a lawsuit concerning ownership of Amarillo.

C.                 The Contributor Parties have received an offer to purchase Amarillo from an unaffiliated third party, and have proposed that in lieu of contributing Amarillo, they contribute the cash proceeds from the sale of the property after the satisfaction of the outstanding loan, which proceeds must be equal to at least $5.89 million (the “Amarillo Cash Proceeds”); provided that the sale of Amarillo to such third party is completed no later than August 31, 2017.

D.                The Acquiror Parties agree to waive the Mandatory Entity Interest Closing conditions other than those that will occur at the Mandatory Entity Interest Closing for Amarillo and accept the Amarillo Cash Proceeds in lieu of Amarillo in exchange for a number of Transaction Shares that is equal to the actual amount of Amarillo Cash Proceeds received by the Acquiror divided by the Per Share Value (the “Amarillo Transaction Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Waiver.

Pursuant to Section 9.2(f)(iii) of the Contribution Agreement, the Acquiror Parties hereby agree to waive Mandatory Entity Interest Closing conditions other than those that will occur at the Mandatory Entity Interest Closing for Amarillo and to accept the Amarillo Cash Proceeds in lieu of Amarillo; provided that the Cash Proceeds are equal to at least $5.89 million and, provided, further, that the Cash Proceeds are received by the Acquiror no later than August 31, 2017. In consideration for the Amarillo Cash Proceeds, the Acquiror Parent will issue to the Contributor Parties the Amarillo Transaction Shares.

2.	Miscellaneous.

Except as modified and supplemented hereby, the Contribution Agreement remains unmodified and in full force and effect. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns. This Agreement (including the matters referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto. No waiver by the Acquiror Parties of any default, misrepresentation, or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Contributor Parties acknowledge and agree that the Acquiror Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Contributor Parties agree that the Acquiror Parties shall be entitled to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Contributor Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

CONTRIBUTOR:

FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, L.P.

By: First Capital Real Estate Trust Incorporated, its general partner

By: /s/ Suneet Singal

Name: Suneet Singal

Title: Chief Executive Officer

CONTRIBUTOR PARENT:

FIRST CAPITAL REAL ESTATE TRUST INCORPORATED

By: /s/ Suneet Singal

Name: Suneet Singal

Title: Chief Executive Officer

ACQUIROR:

FC GLOBAL REALTY OPERATING PARTNERSHIP, LLC

By: /s/ Dr. Bob Froehlich

Name: Dr. Bob Froehlich

Title: Chairman of the Board of Directors

ACQUIROR PARENT:

PHOTOMEDEX, INC

By: /s/ Dr. Bob Froehlich

Name: Dr. Bob Froehlich

Title: Chairman of the Board of Directors